Prepared Remarks:

Operator

Greetings, and welcome to the Health Insurance Innovations’ second-quarter 2019 earnings call. [Operator instructions] As a reminder, this conference is being recorded. I would now like to turn the conference over to your host, Michael DeVries, senior vice president of finance. Please go ahead, sir.

Michael DeVries — Senior Vice President of Finance

Thanks, Hector, and good afternoon, everyone. We’re excited to have you join us today for a discussion about Health Insurance Innovations’ second-quarter 2019 financial results. By now, you should have received a copy of the earnings release. If you do not have a copy, please visit our website at hiiq.com.

On the call with me, we have Paul Gabos, HIIQ’s chairman of the board; Gavin Southwell, HIIQ’s CEO and president; and Mike Hershberger, HIIQ’s chief financial officer. as a reminder, today’s conference call is being recorded, and a replay of the call will be available on the Investors Relations section of our website. We will be making forward-looking statements on the call. All statements other than statements of historical facts are forward-looking statements.

Such statements may describe future plans, objectives or goals. Forward-looking statements are subject to future risks and uncertainties, including the risks outlined in the company’s Form 10-K. These risks and uncertainties include, among other things, the company’s ability to maintain relationships and develop new relationships with health insurance carriers and distributors, its ability to retain members, the amount of commissions paid to the company, or changes in health insurance plan pricing, state regulatory compliance and changes in United States health insurance system and laws. Actual results may differ materially from those projected or expected in these forward-looking statements.

Listeners are urged to review and consider the various disclosures made by the company in this conference call and the risk factors disclosed on the company’s annual report on Form 10-K, as well as other reports we have filed with the Securities and Exchange Commission. Copies of the company’s SEC reports are available on our website at hiiq.com and on the SEC’s website. The company disclaims any obligation to update any forward-looking statements after this conference call. With that, I will turn the call over to our chairman of the board, Paul Gabos.

Paul Gabos — Chairman of the Board

Thank you, Mike, and welcome to all who’ve joined us for our discussion of HIIQ’s second-quarter results and the significant progress that the company has made toward building out our expanded product platform that adds significant end-to-end capabilities and assets while leveraging our core competencies in technology innovation. I would specifically like to address the company’s recent announcement that its board of directors working together with its management team and legal and financial advisors has commenced a process to explore, review and evaluate a range of potential strategic alternatives focused on maximizing shareholder value. HIIQ is fortunate to have a highly engaged board comprised of members with deep operational and transactional experience in healthcare and in a wide range of regulated and consumer-oriented businesses with proven track record of delivering value to shareholders and other stakeholders. The company’s board of directors has not set a time table for this process nor has it made any decisions related to strategic alternatives at this time, and there could be no assurance that the board’s exploration of strategic alternatives will result in any change of strategy or transaction being entered into or consummated or if a transaction is undertaken as to its terms, structure or timing.

Management will not be discussing the process in their prepared remarks or answering any questions in the Q&A portion of this call with regard to that process. The company does not expect to make further public comment regarding these matters unless and until the board has approved a specific transaction or alternative or otherwise concludes its review of strategic alternatives. I will now turn the call over to our Chief Executive Officer Gavin Southwell.

Gavin Southwell — Chief Executive Officer

Thank you, Paul, and good afternoon to everyone who has joined. On the call today, I’m going to provide a couple of highlights from HIIQ’s second quarter, but I’d like to spend the bulk of my time focusing on our expansion into the Medicare market and what it means to the future of HIIQ. Our second quarter was focused on meaningful developments in our product diversification initiative and marks a definitive shift in our focus to growing in the Medicare of over-65 market. Over the past two months, we have made several important investments focused on consumer acquisition or demand generation, including digital assets and traditional media.

Our investments to date totaled nearly $100 million and with them, we intend to leverage both of our expertise and our technology platform to truly transform our business going forward. We have also invested in building captive distribution, as well as signing major contracts with outsourced providers of licensed agents to ensure we have sufficient agents available for this year’s Medicare open enrollment period coming up in the fourth quarter. I’m very proud to be reporting today that we have been able to use our financial strength to deploy capital and quickly build a broader and fully formed Medicare of over-65 product offering, which will benefit our 2019 results, as well as provide a base to be able to ramp up for future growth into 2020 and beyond. We are reaffirming our 2019 annual revenue guidance in the range of $450 million to $460 million, reaffirming our adjusted EBITDA guidance in the range of $82 million to $87 million and raising our 2019 adjusted net income per share guidance by $0.20, now in the range of $4 to $4.25 to reflect the lower share count resulting from repurchases of our common stock.

Revenue for the second quarter came in at $58.4 million, which compares to $73 million a year ago, and adjusted EBITDA came in at $13.8 million, compared to $12.5 million a year ago. And our second-quarter results were impacted by a change in estimated lifetime value associated with policies sold by a terminated third-party distributor that impacted revenue in the amount of approximately $11.9 million, had impacted adjusted EBITDA by approximately $2.4 million. It is important to note that the estimated total amount refunded associated with these policies was closer to $1 million with approximately $200,000 representing the company’s portion. Mike Hershberger will dig deeper into our financials later on the call.

From a bigger picture perspective, we believe having this FTC matter in our rearview mirror means our regulatory distractions are becoming a thing of the past. We have made great strides in the transformation of our business, all the while continuing to generate strong financial performance. We expect our revenue and earnings to build through the second half of the year with the fourth quarter being the high point, especially during the ACA and Medicare open enrollment periods. We’re expecting Q3 revenues to range from $90 million to $94 million and third-quarter adjusted EBITDA to range from $5 million to $7 million as this estimate includes approximately $5 million to $6 million as expenses necessary to keep ramping up our Medicare offering in advance of the important fourth-quarter open enrollment period.

And adjusted earnings per share to range from $0.30 to $0.35. While our investments in the Medicare market have positioned the company to capitalize on these opportunities in the second half of the year, the Q2 results were impacted by our initial reentry into Medicare. I do want to note, however, that in July and the first few days of August, our core IFP expected duration units grew year over year, and we do expect to see double-digit growth in under-65 IFP going forward, but the higher growth rate we are allowing for in our model will be in our Medicare business. As we look toward our non-Medicare strategic growth initiatives, we have recently moved to diversify the business and expand our addressable market by developing an end-to-end Spanish language health insurance solution and also by expanding our life segment to become a pillar of our product offering.

Our first Spanish language product is live, and we’re already seeing sales start to roll in, which we expect will begin to gradually ramp up through the fourth quarter and into 2020. In Q3 and Q4, we will see the launch of further Spanish products and additional ancillaries to round out the offering. We’re also engaged in translating that entire member portal in MyBenefitsKeeper, for which we’re targeting a third-quarter completion date. In addition, we’ve rolled out Spanish materials to agents and are mapping translation of our entire quoting engine.

Just as a note, this is a very large scale project, which encompasses every consumer and agent touch point. And we believe that addressing this need in the market requires an end-to-end solution and that’s why we’re committed to delivering that solution in a way that hasn’t been done before in our industry. We see this as a significant upside to our business, as well as something that could truly help underserved individuals across the U.S. Looking toward the life segment of our business, we’ve historically not emphasized life insurance as a major stand-alone product segment, but rather as an ancillary or supplementary offering.

Now we are looking to grow this segment to become a larger portion of our business to help us diversify and to offer a wider range of valuable products to our customers. To accomplish that in the near term, we’ve recently launched a new private-label plan with an e-commerce partner, and we’re in the process of adding additional carriers and products. This growth so far stems 100% from e-commerce through which we have sold thousands of policies, with just a narrow offering to date. As we continue to focus and invest on growth in e-commerce and expanding our digital offerings, we’re very happy to announce that we have launched a new life insurance-focused e-commerce site based on the agile platform, and we have also launched a fully Spanish-language e-commerce site focused on health and ancillary products for the Spanish-language population.

Also, we have recently launched our first of many private-label enrollment websites for consumer groups and associations, an area where we see significant potential for future growth. I’ve touched on the importance of the second quarter as a real jumping-off point for our reentry into and transition of the business focus toward Medicare, but I’d like to really dig into the details of what that means for the remainder of 2019 and for the longer-term vision of this company. This move provides an avenue for significant diversification of HIIQ’s business, de-emphasizing the role of IFP policies on our financials and reshaping our business as one that has a balance of both Medicare and under-65, continuing to provide affordable health insurance to consumers. Since the close of the first quarter, we made nearly $100 million in investments for strategic assets in the Medicare space.

The first thing, TogetherHealth, which we announced in early June, and we’ve made great progress on integrating that business since our announcement, and we’ve been pleased with the direction about demand generation or consumer engagement platform. The second investment, which we closed recently, is a unique asset in the digital space. Whilst not financially material, we intend to utilize this online property to drive significant demand generation going forward. We also made an investment in captive distribution.

Again, although not currently material from a financial point of view, we are excited of the organic growth this investment will drive in the Medicare space, and we will continue to invest in growing this important part of our business. While important of a long-term strategic plan for HIIQ, these investments will also — could also potentially play a significant role in our success during this selling season. With respect to the third quarter, we are expecting that our third-quarter revenue contribution from our Medicare channel will range from 20% to 25% of our consolidated revenue in the quarter. We expect to make an SG&A investment of between $5 million and $6 million during the third quarter to keep building out capacity for robust fourth-quarter open enrollment activity.

Turning to the longer-term benefits of the shift to Medicare, in addition to being able to serve the large and growing Medicare market, our product portfolio is going to look meaningfully different in 2020 and beyond. Regarding our ACA business, we have agreed commercial agreements, which will greatly enhance our ACA offering in this year’s open enrollment period. With these new agreements in place, we’ll be offering more ACA options than ever before and expect to sell more of these products than we had in the past quarters. While we see this impact mainly in the fourth-quarter financials, I wanted to emphasize how pleased we were to have the arrangements in place well in advance of the busy selling season.

In terms of our IFP business, our platform is product and carrier-agnostic. We are not reliant on any one type of product and the steps we’ve taken so far this year drastically reduces any potential impact from changes to any single product on our overall performance. This is especially important in that it reduces risk toward from any potential regulatory changes. Before I turn over the call to Mike Hershberger to go through the numbers, I wanted to take a moment to reflect on the past three years since I joined HIIQ.

We’ve made great strides in enhancing our technology, including launching the next generation of our technology platform and our app. We have diversified our product mix. We have grown our e-commerce offering meaningfully, and we have established a strong financial position. Our reentrance into the Medicare market is yet another significant step forward in the next generation of HIIQ.

We’ve established a very solid base to stand on for the remainder of 2019 and the moves we’ve made this quarter will truly transform this company going forward. I will now hand over the call to our CFO, Mike Hershberger.

Mike Hershberger — Chief Financial Officer

Thanks, Gavin, and good afternoon, everyone. Second-quarter financial results reflect our execution in our individual and family plan products and significant investments in our product diversification initiative, including our late Q2 acquisition of TogetherHealth, a direct-to-consumer platform connecting individuals with U.S. insurance carriers through consumer acquisition and engagement, primarily serving the Medicare insurance market. The integration of TogetherHealth is meeting our expectations, and we expect revenue growth and margin expansion from these investments, especially in the fourth quarter.

We continue to execute on several additional strategic initiatives that should drive growth for the second half of 2019 and beyond. We will continue to invest in what we consider to be attractive growth opportunities throughout the year, continuing to focus on product and distribution diversification. In our process of cooperating with the Federal Trade Commission regarding the policy sold by a terminated third-party distributor, the company’s results were impacted by change in the estimated value associated with policies that impacted revenue in the amount of approximately $11.9 million and a reduction in associated commission expense of $9.5 million. This adjustment negatively impacted adjusted EBITDA by approximately $2.4 million net of the associated reduction of commission expense.

The estimated total amount refunded associated with these policies was approximately $1 million with approximately $200,000 representing the company’s portion. Overall, we expect that 75% of the consumers who purchased these policies will retain the coverage they currently have in place. Including the unfavorable revenue adjustment of $11.9 million related to the terminated third-party distributor, our Q2 2019 revenue decreased 18.7% year over year to $58.4 million. Approximately 16.6% of this decrease was attributable to a change in the estimated value associated with a one-time opt-out program for policies sold by that terminated third-party distributor.

Under ASC 606, revenue is driven primarily by our expected duration units submitted during the period. Expected duration units, excluding fulfillment only for the quarter were approximately 516,300, down less than 1% over the same period in 2018. As expected, submitted IFP applications were down considerably more than expected duration units due to the commencement of sales of short-term major medical policies of 12 months and longer beginning in the fourth quarter of 2018. This results in lower policy churn and in turn, fewer submitted applications.

In the quarter, we recognized $26.9 million of third-party commission expenses, compared to $45.7 million in the same period in 2018. The decrease was driven primarily by the impact of members who opted out of policies sold by a terminated third-party distributor and a favorable change in estimate of amounts owed under certain prepaid commission agreements. Looking forward to the third quarter, we’re expecting third-party commissions as a percentage of revenue to range from 50% to 55% of revenues, reflecting the higher gross margins that we expect from our expansion products as we leverage our captive and BPO distribution sources and as a result of our expanded relationships with third-party IFP distributors that have proven to be highly scalable and have demonstrated an ability to meet our high standards of compliance. Total selling, general and administrative expenses, or SG&A, was $21.4 million in Q2 2019, compared to $19.7 million in Q2 2018.

Adjusted SG&A, which represents total SG&A less stock compensation and nonrecurring costs, was $16 million for the quarter, compared to $12.3 million in Q3 2018. This increase is primarily due to professional fees, legal costs and transaction costs for our TogetherHealth acquisition, as well as marketing investment in our e-commerce channel. The TogetherHealth operations added an additional $1.1 million to our SG&A for the quarter. Our GAAP tax expense was higher this quarter as we continue to recognize the impact of ASC 606.

The higher year-over-year effective tax rate of 48.5% was due to the adoption of ASC 606 creating an opening balance sheet tax liability adjustment. The impact of which is spread over four years starting in 2018. We’re working with our tax advisors to evaluate our final tax filing position for 2018 as we await the publication of final implementation rules from the taxing authorities. EBITDA was $8.5 million for Q2 2019, compared to $5 million in Q2 2018.

GAAP diluted net income per share for the second quarter in 2019 was $0.20, compared to GAAP diluted net income per share of $0.14 in the same period of 2018. Adjusted EBITDA was $13.8 million in the second quarter of 2019, compared to $12.5 million in the same period of 2018. Adjusted EBITDA is calculated by taking EBITDA and adjusting for items that are not part of regular operating activities, including stock-based compensation and related costs, indemnity and other legal costs, severance, restructuring and other charges. Adjusted net income per share for the second quarter in 2019 was $0.71, compared to adjusted net income per share of $0.53 in the same period of 2018.

We believe that our non-GAAP metrics of adjusted EBITDA and adjusted net income per share provide a meaningful measure of our financial performance. We provided a reconciliation of our GAAP metrics to our non-GAAP metrics in our earnings press release that was published earlier today. We entered into a $215 million credit facility dated June 5, 2019, with a syndicate of banks with Bank of America, N.A. as administrative agent and BofA Securities and SunTrust Robinson Humphrey, Inc.

as joint lead arrangers and joint bookrunners. The credit agreement will mature in June 2022 and includes a $150 million funded term loan and a $65 million in available revolving loans. We used a portion of the net proceeds from the term loan to finance — to refinance $65 million of outstanding debt, fund the $50 million cash portion of TogetherHealth acquisition, and we repurchased $18.6 million of common stock. Cash and cash equivalents totaled $14.7 million as of June 30, 2019, and our $65 million revolver was undrawn at the end of the quarter.

As Gavin indicated, we are reaffirming our 2019 annual revenue guidance in the range of $450 million to $460 million, reaffirming our adjusted EBITDA guidance in the range of $82 million to $87 million and raising our 2019 adjusted net income per share guidance by $0.20, now in the range of $4 to $4.25 to reflect the lower share count resulting from the repurchase of our common stock. The company believes that this guidance is conservative as we are ahead of our plans for securing critical components of our product diversification initiatives, specifically with respect to our newly acquired capabilities in consumer engagement from both traditional media and digital sources and the development of in-house BPO and third-party distribution relationships to support sales. We expect our revenue and earnings to build through the second half of the year with Q4 being the high point, especially during the ACA and Medicare open enrollment periods. We’re expecting Q3 revenues to range from $90 million to $94 million and Q3 adjusted EBITDA to range from $5 million to $7 million and adjusted EPS to range from $0.30 to $0.35.

Included in our estimates is an expected SG&A investment of between $5 million and $6 million during Q3 to build out capacity for robust fourth-quarter open enrollment activity. Our seasonal investment include staffing, training and professional fees. We’re expecting that our Q3 revenue contribution from our Medicare channel will range from 20% to 25% of our consolidated revenue for the quarter. Thank you for your time today.

With that, I’d like to hand the call back to Gavin for concluding remarks before Q&A. Gavin?

Gavin Southwell — Chief Executive Officer

Thank you, Mike. During the first half of 2019, we have succeeded in being able to diversify and expand into Medicare in a very positive and accretive manner, as well as making significant progress on other strategic initiatives, accelerating our ability to provide the potential for future growth and fundamentally transforming the company. We did this while managing to maintain our core business broadly flat from a revenue perspective in Q2 without the impact of one-off items. And now, once again in July and August, we’re seeing growth in expected duration units, which illustrates the strength of the underlying business.

We continue to execute, and we’ll continue to invest in what we consider to be attractive growth opportunities throughout the year, continuing to focus on product and distribution diversification. So with that, we will now open the lines for Q&A. Operator?

Questions & Answers:

Operator

[Operator instructions] Our first question comes from the line of Randy Binner with FBR. Please proceed with your question.

Randy Binner — B. Riley FBR — Analyst

Hey, good evening. Thank you. I wanted to maybe start on the 3Q guide. So you mentioned that 20% to 25% of your revs will come from med sup.

Would that be a similar percentage for the fourth quarter? And then in regard to your $5 million to $6 million G&A investment, can you help us understand what kind of G&A base that would be off of because G&A has been moving up? So is that $5 million to $6 million on top of like $20 million of G&A? I have those two questions for the third-quarter guide.

Gavin Southwell — Chief Executive Officer

Yeah. So thanks for the questions. Good questions. We’ll split them out.

I’ll take the first one. So yes, I think that’s a good guide of the split we see for Medicare in Q3 and slightly it will continue in Q4. As we continue to invest, we’ll have further insights, and we’ll update everybody as we see that, which is really I think impressive considering we had a standing start. And I think it’s right as well that we continue to invest as everybody is, our peers.

That’s what people do in these quarters. So I’ll hand over to Hersh for any color, but we’re trying to get more details than we have previously around the investments we’re making. So hope that’s a good guide.

Mike Hershberger — Chief Financial Officer

Sure. Absolutely. Great question, Randy. So Mike Hershberger here.

So as we think about kind of our revenue, maybe I’ll start with a revenue piece and I think it will all tie in. So as we think about our revenue guide for Q3, we’re looking at somewhere between $90 million and $94 million is what I said in my prepared remarks, with our third-party commission expense in that 50% to 55% range, with our adjusted EBITDA ranging from $5 million to $7 million. So as we think about it, our base for our SG&A is going to be right around that $35 million mark plus the additional investments. So that, I think, is appropriate way to think about Q3.

Randy Binner — B. Riley FBR — Analyst

Is that — so the third-party commission is a pretty significant margin item and it’s been moving around here and it looks like it’s going to move again in the third quarter? Is that — if we think about the model longer term under the new accounting, with the business mix your building, is that where a third-party commission should run generally, kind of in the 50% range?

Gavin Southwell — Chief Executive Officer

Yeah. I think that’s a good way to think of it. I mean, in Q1, a big part of the story is that we’re — commissions were higher. We said clearly we were looking to control that.

We’ve reduced it in Q2, which is exactly how we positioned it, and we successfully executed that. And then now, it should stay pretty consistent as we carry on. And we have a mix of business changing with the potential for upside and margin improvements. As you go with Medicare, that tends to be higher margin.

So yes, it’s kind of a — it’s moved through the year, but it’s a positive change. We want people to pick up on that. We did what we said we would. But yes, I think you’re thinking about the right way, that kind of 50%, 55% is a good way to think of it.

Yeah.

Mike Hershberger — Chief Financial Officer

That is correct.

Gavin Southwell — Chief Executive Officer

Great, sir. Thanks for the questions.

Operator

Our next question comes from the line of Richard Close with Canaccord Genuity. Please proceed with your question.

Richard Close — Canaccord Genuity — Analyst

Yes. Thanks. My first question is, you said Medicare 20% to 25% of revenue in the third quarter, and you mentioned that it essentially implies the rest of the business is flat year over year. Just curious, your thoughts with respect to the rest of the business.

Why exactly — what’s going on there that that would be flat year over year? Aren’t you seeing any growth on that side of the house?

Gavin Southwell — Chief Executive Officer

So we’ve really tried to change the focus of the business on to the Medicare side. We see that as being the fastest-growing piece. So it’s right that we’ve taken a more conservative way of modeling out the underlying business. But as we said in the prepared remarks, we have seen a solid growth in July and August in terms of expected duration units.

But in terms of a modeling point of view, we have took a conservative view on how we modeled our under-65 or IFP business to allow ourselves a strong bias toward conservative approach, allowing for potential upside.

Richard Close — Canaccord Genuity — Analyst

OK. So I’m curious in terms of being able to reaffirm the guidance for the year. I mean, given there’s so many moving parts in terms of the product changes here with respect to Medicare, and you guys don’t necessarily have a track record there. Just curious if you can, I guess, provide some additional details.

Or what gives you the confidence that you’re going to be able to hit the targets on Medicare in the second half? What gives you that conviction?

Gavin Southwell — Chief Executive Officer

Yeah. There are a few points there. I’ll try to answer kind of piece by piece. So when we made the initial investment, and we’ve made several since, we raised revenue and earnings guidance.

And then in the second quarter, we’ve had to absorb the impact of this one-off item to do with the discontinued operation from November 2018. And so the fact that we’re maintaining the guidance on revenue and earnings is essentially an implied raise by the amount of that impact, which is some $12 million — $11.9 million on revenue and $2.4 million on earnings. So I think that there is an implied raise then in this discussion. And the next piece around, this business has got expertise in the Medicare space.

We used to operate in that market. So we are reentering that market. It’s not entirely new to us. A lot of our carrier partners and distribution partners have great expertise.

The investments we’ve made in businesses that bring with them a huge amount of expertise in that space. We’ve done significant competitor and market analysis. We understand that market incredibly well. And again, the investments in demand generation or consumer acquisition really gives us incredible visibility over the amount of business available.

And I think that we’re being conservative on our guidance to give ourselves a high level of confidence in how the business is tracking. I mean, we’ve invested $100 million here in various assets. We’ve clearly got a lot of confidence in our ability to execute. And as an initial example, we did see a small contribution in Q2 from that initial investment, and we’ll see a small contribution in Q3.

It’s very predictable. And yeah, that’s why we feel good about that.

Richard Close — Canaccord Genuity — Analyst

Good. Thank you.

Gavin Southwell — Chief Executive Officer

Thank you. Great questions. Thanks.

Operator

Our next question comes from the line of George Sutton with Craig-Hallum. Please proceed with your question.

George Sutton — Craig-Hallum Capital Group — Analyst

Thank you. I just was curious on your captive distribution move. Are those folks going to be Medicare capable? And will that be an overflow area for you to send customer opportunities? Or is that going to be a core part of your strategy?

Gavin Southwell — Chief Executive Officer

Yeah. So I’ll try to answer each part of that question. So the captive distribution is important. That’s something that we’ll be growing.

We’ll be coming into it with our previous experience of that market. So we essentially have a ready-made sales force with a deep experience of the products. And similar to a lot of our peer group, we’ll also — we’ve also signed agreements with third-party providers of telesales capacity and that allows you to scale very quickly. So like a lot of our peer group, it will be a combination of captive distribution and using these third-party telesales assets, which allows us to have hundreds of agents available by the time we reach 2019’s open enrollment period.

The key to us is being able to have an immediate impact in that consumer acquisition of demand generation and now the other pieces are falling into place as well. So I think I covered each part of the question. If not, let me know.

George Sutton — Craig-Hallum Capital Group — Analyst

One other question, relative to what happened in — I’m sorry, the past quarter for revenues. Obviously, you had certain assumptions when you had your earnings call then and revenues came out quite a bit less. And I’m just curious, as we sit here in Q3, with the enthusiasm and comfort you do just, can you compare the two quarters and what’s different? What caused things to be challenged and what gives you the greater conviction here?

Gavin Southwell — Chief Executive Officer

Well, we — the second quarter is a traditionally quiet selling quarter. It’s a perfect time to make investments and build and grow. And we said very clearly that diversifying and broadening up a product mix is very important for this business and that’s what we did. The first half of the year has been very successful in terms of really broadening out and diversifying that product mix.

It’s really the perfect time to do that. As a business, making several investments and growing out a Medicare offering does take a lot of time and effort. And so I think to do that while maintaining a pretty flat revenue year over year is impressive. I think it’s given us the opportunity now we have this fast-growing Medicare arm to be more conservative on how we model out our core IFP business.

But we’re still showing that as having solid double-digit growth through 2019. So I think a lot of people in our industry have refocused from the kind of under-65 to over-65 or from IFP to Medicare. They had a huge negative impact on their underlying business, and we’ve been able to build this out without having such an impact. So I think it’s an impressive performance to be able to be flat year over year while executing on several investments.

George Sutton — Craig-Hallum Capital Group — Analyst

OK. Thanks, guys.

Operator

Our next question comes from the line of Mark Argento with Lake Street Capital Markets. Please proceed with your question.

Mark Argento — Lake Street Capital Markets — Analyst

Good afternoon, Gavin and Mike. Just one quick one. In terms of the FTC situation now, are you guys currently done with that in terms of the impact we saw in kind of the net revenue get hit a little bit here or gross revenue get hit in the quarter. Where do you stand with the FTC situation here going forward?

Gavin Southwell — Chief Executive Officer

Thank you. Yeah, we’re very pleased to be able to explicitly state the impact on that, the actual cash impact, and of course, the accounting impact under 606. When you make an adjustment like this, the guidance says that you take a conservative approach so you don’t have to make future adjustments. So I think the fact that we’re able to do that and easily absorb what is a very small impact, it’s something that we’re very happy for.

And we’re really pleased to be able to put this and this kind of overhang of what a potential impact would look like behind us and in the rearview mirror. So we’ll be talking in detail around how the calculation works. But I think the fact that only a few hundred thousand dollars was actually paid in refunds is a pretty key takeaway. That’s the actual kind of cash impact.

So yes, we’re very happy to have that in the rearview mirror.

Mark Argento — Lake Street Capital Markets — Analyst

Thank you.

Operator

Our next question comes from the line of Mike Grondahl with Northland Securities. Please proceed with your question.

Mike Grondahl — Northland Securities — Analyst

Yeah. Thank you. Hey, Gavin, I think you described the third acquisition, the captive distribution, but could you go into a little bit more detail what you meant on the second one, on the digital space, kind of an online property to drive demand? What is that in layman’s terms?

Gavin Southwell — Chief Executive Officer

So we’ve acquired digital assets, so essentially, websites and existing demand generation or consumer acquisition assets. We’re currently investing into those assets, and we’ll talk about it in a lot more detail going forward. But right now, we really wanted to make a point that following our acquisition of kind of traditional mass media demand generation, we have also acquired digital assets as well. We’re very excited about it.

But I think it’s fair since we’re doing build and grow and we’re really broadening out what that looks like, but we’ll talk about it a lot more going forward. So it’s in layman terms, landing sites, web pages and it really broadens out and rounds out our consumer acquisition piece. So we’re really pleased. We’ve spent a lot of time looking at this, a lot of research.

And so to have executed on it, it’s going to — we think it’s going to serve us very well in the future. So yes, we’ll talk about that more as we go through the third quarter.

Mike Grondahl — Northland Securities — Analyst

OK. And when you were describing the $26 million of third-party commission expense, there was a favorable change in, I think, estimated policies. So there was a benefit there. Could you go into a little bit more detail there and maybe quantify that and just describe the change?

Gavin Southwell — Chief Executive Officer

Sorry. Could you just repeat the first part of that question again, sorry?

Mike Grondahl — Northland Securities — Analyst

Yeah. When you talked about third-party commission expense, there was an offset to it that you described as sort of a favorable change in estimated policy life, and I think that was a contra item to the expense, so —

Gavin Southwell — Chief Executive Officer

Yeah. No, no. How do we say? So a lot of businesses were all dealing with the same revenue recognition standard. It’s pretty common for the people to make adjustments and so we’ve made an adjustment.

It’s a favorable adjustment and the impact of that is there. You can look at our peer group. They’re frequently making adjustments as well. And so, for us, this is an outpost from following on up from Q1.

People picked out commissions. We’ve effectively kind of lowered our commission figure. We’ve — and so quite rightly, we made a reestimation. Under 606, we’ll constantly be reviewing each of the different metrics.

It’s a good illustration of where the business is going.

Mike Grondahl — Northland Securities — Analyst

Got it. And then two more things for 4Q. In the past, you’ve talked about there is a potential benefit for higher carrier split and there has also been this potential benefit for kind of writing up longer-duration short-term plans. What’s kind of your outlook for both of those as we go through the year?

Gavin Southwell — Chief Executive Officer

Yeah. We will have both of those to be a potential upside to the business. The fourth quarter is a great opportunity to benefit from both elements. And so, we haven’t included that in our model and instead, we’ve allowed that to be a potential upside, which we believe is the right thing to do, but we look forward to getting to the fourth quarter.

Mike Grondahl — Northland Securities — Analyst

OK.

Gavin Southwell — Chief Executive Officer

Great. Thanks for the questions.

Operator

Our next question comes from the line of Frank Sparacino with First Analysis. Please proceed with your question.

Frank Sparacino — First Analysis — Analyst

Hi, guys. I wanted just to come back to commissions for a minute and sort of clarify. The $9.5 million reduction in commission expense you talked about, is that all related to simple health?

Gavin Southwell — Chief Executive Officer

Yeah. The $9.5 million is, yes. So we’ve tried to — in the prepared comments, we tried to explicitly carve out that impact. So $11.9 million on revenue, $9.5 million on commission expense, yeah.

Frank Sparacino — First Analysis — Analyst

So in terms of the favorable change in estimate of amounts owed, is that a reflection across the entire book of business?

Gavin Southwell — Chief Executive Officer

It is. Yes.

Frank Sparacino — First Analysis — Analyst

OK. And is there any way to quantify what that impact is? And then, I guess, going forward, how should we think about that?

Gavin Southwell — Chief Executive Officer

So I think we should expect it to stay at a consistent level going forward. And I think that as we move through with the new revenue recognition standard, we’ll be constantly looking at lifetime values whether it’s on a revenue or an expense side. And so, other comparable businesses have had a lot of benefit. On the revenue side, we haven’t had that yet.

There was an earlier question referencing it. So I think that you should expect it to be consistent. But I think as we move through time with a potential for — potential reevaluations. We took a conservative approach with a bias for upside.

Frank Sparacino — First Analysis — Analyst

OK. Maybe just last from me and just sticking on the same point. It’d be helpful to know if we apply that same assumption today in terms of the commission expense a year ago what the difference would be.

Gavin Southwell — Chief Executive Officer

Yeah. One of the good things about 606 is it allows you to look at the overall lifetime value. And as we gather more information, it allows you to keep making what you believe to be accurate and accurate estimation. We know we’ve been making a big effort to control the commission side, but it allows us to reestimate, which is what we’ve done.

It’s a positive for the business. It’s moving in the right direction. And we expect it to be consistent with that as we move forward. But like every element of 606, we’ll be always looking at — if it’s the ability to make further enhancements.

So we take a constrained approach. And like we said in our prepared remarks, we believe that our model and our guidance has a conservative bias with a potential for upside.

Frank Sparacino — First Analysis — Analyst

Thank you.

Operator

Your next question comes from the line of Greg Peters with Raymond James. Please proceed with your question.

Greg Peters — Raymond James — Analyst

Good afternoon. I just wanted to focus on one area, which is free cash flow. If you could talk about the moving pieces in the first half of ‘19, it would be helpful. But more importantly, as we look for the full year, it’s our understanding of the over-65 market that there is some cash flow pressure that comes early on when writing that business.

And just curious what in the context of the revenue guidance you provided for the full-year and earnings guidance you provided, what you are thinking the cash flow will look like.

Gavin Southwell — Chief Executive Officer

Yeah. Thank you. It’s a great question. So where we’re very fortunate in the business is having this under-65 IF people off, which is a big generator of positive cash flow, allows us to really speed up our growth into the Medicare space.

You’re quite right, people who have focused mainly or entirely on that space tend to have significant negative cash flow. For us, in the most recent period, and if you look at kind of the trailing 12 months, we’re looking at about 50% from adjusted earnings to cash flow, which puts us in a really strong position as we build out the over-65 piece. So yes, over-65 usually has that impact and so it’s a great benefit to us to have that under-65 IFP business generating significant positive cash flow. Yeah.

Greg Peters — Raymond James — Analyst

OK. Thanks for your answers.

Operator

Our next question comes from the line of Steven Halper with Cantor Fitzgerald. Please proceed with your question.

Steve Halper — Cantor Fitzgerald — Analyst

Hi. So in the release, in your prepared comments, you talked about the $11.9 million in terms of revenue reduction, but then in the commentary, you talked about $16.6 million. I’m just trying to figure out what the $16.6 million represents.

Mike Hershberger — Chief Financial Officer

Steve, Mike Hershberger here. That was — of the 18.7% reduction, 16.6% related to that change in the estimated value for that — for those — for that opt-out program.

Steve Halper — Cantor Fitzgerald — Analyst

It was a 16.6%?

Mike Hershberger — Chief Financial Officer

Yeah. If I said million, I misspoke. I apologize for that.

Gavin Southwell — Chief Executive Officer

Yeah. Without that one-off adjustment, we did broadly flat year over year, single-digit, couple of percent. Yeah.

Mike Hershberger — Chief Financial Officer

Yeah. Right.

Steve Halper — Cantor Fitzgerald — Analyst

And then when you think about just to go back to the cash flow question, you obviously sort of the business model is in transition because of 606. But do you think 2020 sort of is a more normalized free cash flow year? Or does that happen in 2021?

Gavin Southwell — Chief Executive Officer

I think that we’ve exceeded our target for growing out our Medicare business in 2019 so far. We’re ahead of schedule. We’re forecasting it being about 20%, 25% of our business in 2019, but it could grow at a higher rate. I think as we go into 2020, we’ve allowed ourselves this great base for that business to ramp up.

And the cash flow will be an output of how quickly the Medicare piece grows the underlying core under-65 business. So I think for us, as we go through Q3 and we continue to invest in that side, that will give us a really good insight. And then as we finish the fourth quarter and then we see how everything plays out, that will give us a really in-depth insight. So I think directionally, I think that’s fair.

But I think we’re betting in investments. We’ve done a significant transformation to our business, and we’re continuing to make further investments and we’re really excited about that. So I think we’re fortunate in that we have this large individual business that’s been very resilient and is still giving us good growth in July and August, like we mentioned. And that’s going to really help generate some significant cash flow for us to help with this type of growth on the Medicare side.

Steve Halper — Cantor Fitzgerald — Analyst

Fair enough. Thank you.

Operator

Our next question is a follow-up from Richard Close with Canaccord Genuity. Please proceed with your question. Richard Close, your line is now live. Richard Close, are you on the line? Our next question is a follow-up from Frank Sparacino with First Analysis.

Please proceed with your question.

Frank Sparacino — First Analysis — Analyst

Hi, Gavin. Just want to come back to Medicare for a moment. Can you talk about as you launch what type of coverage you’re going to have from a product perspective, I assume, it’s MA and med sup, Part D as well. But also from a carrier perspective as well, just a sense of how big the footprint is going to be in Q4 and Q3, I guess too?

Gavin Southwell — Chief Executive Officer

Thank you. It’s a great question. We’re very fortunate in that we have a lot of established relationships across our market. So we’re coming into the Medicare space with a very broad and comprehensive offering, like you said, across all the key major product types and across covering the full spectrum and geographically and by product type.

So it’s a benefit of the large extensive relationships we build in the individual IFP market. It really gives us just a huge head start. And so for a lot of businesses, from a standing start, it will take a very long time. For us, it’s simply isn’t the case.

So we’re very — we feel very fortunate in that regard, and we’re grateful to the partners who really helped us establish this so quickly.

Operator

Our next question is a follow-up from Richard Close with Canaccord Genuity. Please proceed with your question.

Richard Close — Canaccord Genuity — Analyst

Great. Thanks. Sorry about that. Not sure what happened.

Just given the fact that you are really focusing in on the Medicare, thoughts regarding the core business or your historical business. Are you making investments there? I guess, how should we think about it going forward as we go into 2020? Is this — that existing business something that is expected to decline over time? Or should it hold steady? Should there be any growth there going forward?

Gavin Southwell — Chief Executive Officer

Yeah. I think it’s important, we — the takeaway here is our core business is doing just fine. We continue to see growth and to expect it to grow and that’s how we modeled it. The Medicare market is the fastest-growing piece of the market as is seen by the success of our peer group and competitors and the incredibly high valuations placed on those businesses because of the attractiveness of that market segment.

But our core business is strong, and so we’ve been more conservative in how we modeled it, but we’re still expecting solid double-digit growth. We just expect Medicare to grow at a much faster rate, which I think is fair and that’s what we’re seeing across our market. Our platform allows us to be product and carrier-agnostic. We’ve shifted our focus at several times.

This is a continuation of that strategy. But in terms of investments, to the early part of your question, we talked in the prepared remarks about the Spanish initiative. We’re doing a lot of work there and that is in the IFP under-65 space, and we see significant upside there. So I think the fact that we spent part of the first half of the year and we’ve invested $100 million in Medicare.

We’re not moving away from our core business. We shifted our focus for a time. It was a perfect time to make those investments in building growth. We’ve executed on that and then, we started to turn our attention back to our core business.

It had an immediate impact in July and the first few days of August. And as we said, the Spanish initiative in that segment. But overall, the theme for us is diversifying and broadening out. The life initiative is a great success as well.

And just our growth in e-commerce in general, we’ve launched several new straight-to-consumer sites over the last few weeks across the Spanish language, across life, white-labeling for associations. So there’s plenty of opportunity out there for us.

Richard Close — Canaccord Genuity — Analyst

And just one clarification, Gavin. I think you said 20% to 25% Medicare revenue for 2019. I know, Mike said that for the third quarter. Is that correct for the full year? You expect Medicare to be 20% to 25%? And was there anything in the second quarter?

Gavin Southwell — Chief Executive Officer

There was a small amount in the second quarter. The first acquisition we did was later in the quarter. But I think 20%, 25% is a good guidance to Q3 and Q4. That will probably round out toward the lower 20% side for full year, but I think quarter to quarter, it’s where we’re trying to help people model to.

So a 20% to 25% is about right and then we’re going to continue to make investments in Q3 and we’ll update and we’ll give more color as we go through the quarter or when we report those Q3 results. Sounds like helpful. Yeah.

Operator

Ladies and gentlemen, we have reached the end of the question-and-answer session, and I would like to turn the call back to Gavin Southwell for closing remarks.

Gavin Southwell — Chief Executive Officer

Thank you. As we mentioned on the last call, 2019 is an important transition year for us as we broaden out our product mix and diversify our offering. We’re investing and building out our business for a much bigger opportunity, all built on our next-generation technology platform. Currently, we’re executing on multiple growth initiatives, and we look forward to providing further updates as we continue to build and grow.

We’d like to thank you for your time and your interest in our company. Have a great night.

Operator

[Operator signoff]